Exhibit 10(g)
                              EMPLOYMENT AGREEMENT

         The growth of Innovex, Inc. ("Innovex") has been due in part to the development of proprietary information. Innovex's possession of proprietary information that is generally not known to others, and its confidential information about research, development, marketing and management contribute to career opportunities and security for employees throughout Innovex.

         To help protect the Employee, all other employees and Innovex against the loss of its proprietary information, this Agreement has been prepared for the signature of the Employee and Innovex so that there will be a common understanding concerning their mutual responsibilities in this regard.

         As a condition of the Employee's employment by Innovex and further in consideration of that employment, continued employment, compensation, access to confidential information and additional benefits, Employee hereby agrees as follows:

I. CONFIDENTIALITY. During the term of employment with Innovex, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Innovex and which are used in the operation of Innovex's business. "Trade secrets and other proprietary and confidential information" shall be understood to mean any information or knowledge possessed by Innovex which is not generally known to or readily ascertainable by outside parties who can obtain economic value from its use or disclosure. This shall include, without limitation, designs, specifications, formulas, patterns, production characteristics, testing procedures and results thereof, manufacturing methods, plant layouts, tooling dies, molds, engineering evaluations and reports, business plans, financial projections, payroll and personnel records, compilations, computer programs, devices, methods, techniques, processes, data, improvements, ideas, algorithms, computer processing systems, drawings, proposals, job notes, reports, records, specifications, information concerning any matters relating to the business of Innovex and any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its products and services, or any other information concerning the existing or reasonably foreseeable business of Innovex and Innovex's good will.

     A. NONDISCLOSURE. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other proprietary and confidential information either during the term of his employment or at any time thereafter, except as required in the course of employment with Innovex.

     B. INFORMATION DISCLOSED REMAINS PROPERTY OF INNOVEX. All ideas, concepts, information, and written material disclosed to Employee by Innovex, or acquired from a customer or prospective customer of Innovex, are and shall remain the sole and exclusive property and proprietary information of Innovex or such customers, and are disclosed in confidence by Innovex or permitted to be acquired from such customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Innovex's business.

     C. RETURN OF MATERIAL. Employee agrees that, upon request of Innovex or upon termination of employment, Employee shall turn over to Innovex originals and any copies of all documents, files, disks or other computer media, or other material in his possession or under his control that (a) may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information as set forth in paragraphs 1, 1.1, and 1.2 above, or (b) are connected with or derived from Employee's services to Innovex.

II. INVENTIONS AND CREATIONS. Any and all inventions, discoveries, improvements, or creations (collectively "Inventions") made or conceived by Employee during the period of his employment by Innovex shall be the property of Innovex. Employee hereby assigns to Innovex all of his rights to any such Inventions and agrees to promptly disclose any such Inventions in writing to Innovex. Employee further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to apply for patent, copyright or trademark protection in all countries.

     A. EXCEPTIONS. Paragraph 2 of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Innovex was used and which was developed entirely on Employee's own time and (a) which does not relate (i) directly to the business of Innovex or (ii) to Innovex's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for Innovex. Exhibit A hereto constitutes a complete list of the inventions made by Employee prior to employment by Innovex as to which he has at least partial ownership. Innovex shall have no claim of right or title to the inventions listed on Exhibit A.

     B. DEFINITION OF INVENTIONS. For purposes of this Agreement, the term "Inventions" shall mean discoveries, improvements, writings, formulae and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, which (a) relate directly to the existing or reasonably foreseeable business of Innovex, or (b) which relate to Innovex's actual or demonstrably anticipated research or development, or (c) which result from any work performed by Employee for Innovex, or (d) for which equipment, supplies, facilities or trade secret information of Innovex is used, or (e) which is developed on Innovex time.

     C. NON-COVERED INVENTIONS. Should the Employee make a discovery, improvement or Invention that is not covered by the provisions of this Agreement ("a Non-Covered Invention"), the Employee may, at his sole option, disclose the Non-Covered Invention to Innovex and Innovex shall then have a right of first refusal to enter into a license agreement with Employee to acquire rights thereunder. If negotiations extend for more than six (6) months from the date of disclosure to Innovex, Employee shall be free to submit the Non-Covered Invention to others without obligation to Innovex and with respect to such Non-Covered Invention.

III. COVENANT NOT TO COMPETE. Employee agrees that he will not, during the course of employment, or for a period of 1 year commencing upon expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the United States, develop, or assist others to be developed, any product functionality similar to the product(s) developed or under development by Innovex. The term "develop" shall mean design, create general or detailed functional or technical specifications for, enhance, or, with respect to software, create or write code for, debug or otherwise modify code for, or otherwise participate in the creation or modification of software product(s). Employee further agrees that he will not, during the course of employment or for a period of 1 year commencing upon the expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the United States, perform services for any Competing Business in the same field of commercial activities or engage or assist (a) in the organization of any Competing Business or (b) in any preparations for the manufacture, assembly, production, or design of any Competitive Product.

     A. If Employee has been or is employed by Innovex in a sales capacity, he will not render services, directly or indirectly, to any Competing Business in connection with the marketing, sales, merchandising, leasing or promotion of any Competing Product to any person or organization upon whom he called, or whose account he supervised on behalf of Innovex, at anytime during the last 3 years of his employment with Innovex.

     B. As used herein, the term "Competing Business" shall mean any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, licensing, selling or servicing of a Competitive Product.

     C. As used herein, the term "Competitive Product" shall mean any product, process, system or service (including, without limitation, software) of any person or organization other than Innovex, in existence or under development, which is the same as or similar to or competes with a product, process, system, or service upon which the Employee worked (either in a sales or non-sales capacity) during the last 3 years of his employment with Innovex or about which he acquires Confidential Information.

     D. EMPLOYEE'S ACKNOWLEDGMENTS AND AGREEMENTS. Employee acknowledges and agrees that the products developed by Innovex, including, without limitation, software developed by Innovex's Iconovex Division, is or is intended to be marketed and licensed to customers nationally throughout the United States. Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Innovex.

     E. INDUCING EMPLOYEES TO LEAVE INNOVEX; EMPLOYMENT OF EMPLOYEES. Any attempt on the part of Employee to induce to leave Innovex's employ, or any effort by Employee to interfere with Innovex's relationship with its other employees would be harmful and damaging to Innovex. Employee agrees that during the term of employment and for a period of one year thereafter, Employee will not in any way, directly or indirectly (a) induce or attempt to induce any employee of Innovex to quit employment with Innovex; (b) otherwise interfere with or disrupt Innovex's relationship with its employees; (c) solicit, entice, or hire away any Employee of Innovex; or (d) hire or engage any employee of Innovex or any former employee of Innovex whose employment with Innovex ceased less than one year before the date of such hiring or engagement.

     F. NONSOLICITATION OF BUSINESS. For a period of two years from the date of termination of employment, Employee will not divert or attempt to divert from Innovex any business Innovex had enjoyed or solicited from its customers during the year prior to termination of his employment.

IV.  MISCELLANEOUS PROVISIONS.

     A. REMEDIES - INJUNCTION. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Innovex, in addition to and not in limitation of any other rights, remedies, or damages available to Innovex at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

     B. SEVERABILITY. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

     C. GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Minnesota. All legal actions arising under this Agreement shall be instituted in, and both Innovex and Employee consent to the jurisdiction of the court of Hennepin County, Minnesota.

     D. "Innovex" shall mean Innovex, Inc., Litchfield Precision Components, Iconovex and Innomedica and any of their existing or future affiliates, including parent companies, divisions, joint ventures and partnerships.

     E. This Agreement replaces and supercedes all prior agreements between Innovex and Employee relating to the same subject matter. This Agreement may not be terminated, amended or modified in any way, except in writing signed by both Innovex and Employee.

     F. The obligations of the parties under this Agreement do not depend on conditions outside this Agreement and shall survive Employee's termination of employment with Innovex, regardless of the reason for termination.

V. AGREEMENT READ, UNDERSTOOD, AND FAIR. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Innovex. Employee hereby acknowledges receipt of a copy of this Agreement.



                                                        EMPLOYEE



Dated: ________________________________     __________________________________



Dated: ________________________________     INNOVEX, INC.

                                              By _______________________________

                                                   Its _________________________